                           Survivorship Variable Universal Life
                                                  Prospectus Filing May 2006

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from the annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.80%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.90%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.30%

                           Survivorship Variable Universal Life
                                Prospectus Filing May 2006

   Male     Preferred           Nonsmoker      Age 57                   Fixed Insurance Amount
Female      Preferred Best      Nonsmoker      Age 53                   CVAT
                                                                        Maximum Charges
Face:                 1,000,000                                         Assume Annual Payment of 10,000 in all years
                                                                        Hypothetical Annual Return of 6% Gross,  4.3% Net

Policy --- Year 5
                                 (0a)       (0b)         (1)          (2)         (3)        (3a)         (4)          (5)        (5a1)       (5a)          (6)           (7)          (8)          (9)          (10)          (11)        (12)          (13)             (14)
                                 BOP        BOP                                  Per                     Per        Montly      Monthly       AV                        Total                     Total          EOP                       EOP          EOP               EOP
                               Contract     Accum      Premium    Per Policy    Premium    Invested      $1,000       Cost        Sales      Before       Monthly      Contract     Surrender      Cash          Basic       Corridor    Corridor       Death             Accum
   Month           YEAR          Fund       Prems        Paid        Loads       Loads      Premium       Load       Of Ins       Load      Interest     Interest        Fund        Charges    Surr Value        DB          Factor        DB         Benefits        Prems Paid

      1               5         28,914     44,163        10,000         10       1,950       8,040          100       61.04        0.00      36,793        129.31        36,922       8,000        28,922     1,000,000         3.10     114,458      1,000,000           54,340
      2               5         36,922     54,340             -         10           -         (10)         100       61.04        0.00      36,751        129.16        36,880       8,000        28,880     1,000,000         3.10     114,328      1,000,000           54,518
      3               5         36,880     54,518             -         10           -         (10)         100       61.04        0.00      36,709        129.02        36,838       8,000        28,838     1,000,000         3.10     114,198      1,000,000           54,697
      4               5         36,838     54,697             -         10           -         (10)         100       61.05        0.00      36,667        128.87        36,796       8,000        28,796     1,000,000         3.10     114,067      1,000,000           54,876
      5               5         36,796     54,876             -         10           -         (10)         100       61.05        0.00      36,625        128.72        36,754       8,000        28,754     1,000,000         3.10     113,936      1,000,000           55,055
      6               5         36,754     55,055             -         10           -         (10)         100       61.05        0.00      36,583        128.57        36,711       8,000        28,711     1,000,000         3.10     113,804      1,000,000           55,236
      7               5         36,711     55,236             -         10           -         (10)         100       61.06        0.00      36,540        128.42        36,668       8,000        28,668     1,000,000         3.10     113,672      1,000,000           55,416
      8               5         36,668     55,416             -         10           -         (10)         100       61.06        0.00      36,497        128.27        36,626       8,000        28,626     1,000,000         3.10     113,540      1,000,000           55,598
      9               5         36,626     55,598             -         10           -         (10)         100       61.06        0.00      36,455        128.12        36,583       8,000        28,583     1,000,000         3.10     113,406      1,000,000           55,780
     10               5         36,583     55,780             -         10           -         (10)         100       61.06        0.00      36,412        127.97        36,540       8,000        28,540     1,000,000         3.10     113,273      1,000,000           55,963
     11               5         36,540     55,963             -         10           -         (10)         100       61.07        0.00      36,369        127.82        36,496       8,000        28,496     1,000,000         3.10     113,139      1,000,000           56,146
     12               5         36,496     56,146             -         10           -         (10)         100       61.07        0.00      36,325        127.67        36,453       8,000        28,453     1,000,000         3.10     113,004      1,000,000           56,330

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = $10,000

(2)        Per Policy load = $10 per month.

(3)        Per PremiumLoad = Sales/Admin/Tax  = 19.5% of premium paid

(4)        Per $1,000 load  -   $0.1 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday  frazierized second-to-die qx

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.3 % is the net crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges = charged per unit of face amount =  Face amount/1000 * $8.00/1000 = $8,000 for duration 5

(9)        Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5  = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount

(11)        Corridor factor  - cash value accumulation corridor factor for joint equal age of  55

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5